       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1998

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                       Securities and Exchange Commission
                             Washington, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                                SUMMA INDUSTRIES
             (Exact name of registrant as specified in its charter)


          DELAWARE                                                95-1240978
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

        21250 HAWTHORNE BOULEVARD, SUITE 500, TORRANCE, CALIFORNIA 90503
           (Address of Principal Executive Office, including Zip Code)

                             1995 STOCK OPTION PLAN
                            (Full title of the plan)

                            TRYGVE M. THORESEN, ESQ.
                      21250 HAWTHORNE BOULEVARD, SUITE 500
                           TORRANCE, CALIFORNIA 90503
                     (Name and address of agent for service)

                                 (310) 792-7024
          (Telephone number, including area code, of agent for service)

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                         CALCULATION OF REGISTRATION FEE

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                                                           Proposed             Proposed
Title of           Amount              Maximum             maximum              Amount of
securities to      to be               offering price      aggregate            registration
be registered      registered(1)       per share(2)        offering price(2)    fee
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Common Stock,      100,000 shares      $9.9375             $993,750.00          $301.14
$.001 par value
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(1) There is also being registered hereunder such additional undetermined number of shares of Common Stock that may be issued from time to time as a result of the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on the average of the high and low prices of the Common Stock as reported on December 10, 1998 on The Nasdaq National Market.
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                                  INTRODUCTION

        This Registration Statement on Form S-8 is filed by Summa Industries, a Delaware corporation (the "Company"), relating to an additional 100,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), issuable to eligible employees of the Company under the Company's 1995 Stock Option Plan (the "Plan"), and consists only of those items required by General Instruction E to Form S-8.

                                     PART II

                        INCORPORATION OF PREVIOUSLY FILED
                             REGISTRATION STATEMENT

        The contents of the Registration Statement on Form S-8, Registration No. 333-20835, previously filed with the Securities and Exchange Commission (the "Commission") by the Company on January 31, 1997 are incorporated herein by reference and made a part hereof.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Pursuant to General Instruction E to Form S-8, the following information is included in this Registration Statement as information required in the new registration statement that is not in the earlier registration statement:

        The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Trygve M. Thoresen, Vice President, General Counsel & Secretary of the Company. Mr. Thoresen beneficially owns 1,250 shares of the Company's Common Stock and, under stock option plans of the Company, holds options to purchase 77,907 shares of Common Stock at varying prices, 64,615 of which are vested as of the filing date hereof.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Pursuant to General Instruction E to Form S-8, the following information is included in this Registration Statement as information required in the new registration statement that is not in the earlier registration statement, as the Company reincorporated from the State of California to the State of Delaware:

        The Company is a Delaware corporation. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

        Section 145 of the GCL further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith, (ii) expenses (including attorneys' fees) incurred by a director or officer in defending any such action may be paid in advance of the final disposition of such action upon receipt of an undertaking to repay such amounts if it is ultimately determined that such director or officer was not entitled to indemnification, (iii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and (iv) the Company may purchase and maintain insurance on behalf of a director or officer of the Company against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liabilities under Section 145.

        The Company's Certificate of Incorporation requires that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the directors of a corporation for breach of fiduciary duty, then a director of the Company shall not be liable for any such breach to the fullest extent permitted by the GCL as so amended. Any repeal or modification of the foregoing provisions by the stockholders of the Company will not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

        The Company's Bylaws require that the Company shall, to the fullest extent authorized under the laws of the State of Delaware, as those laws may be amended and supplemented from time to time, indemnify any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of the Company or a predecessor corporation or, at the Company's request a director or officer of another corporation, provided, however, that the Company shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Board of Directors of the Company. The indemnification in the Bylaws shall (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, (ii) continue as to a person who has ceased to be a director, and
(iii) inure to the benefit of the heirs, executors and administrators of such a person. The Company 's obligation to provide indemnification shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

        Under the Bylaws, expenses incurred by a director of the Company in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director of the Company (or was serving at the Company's request as a director or officer of another entity) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by the GCL. Notwithstanding the foregoing, the Company shall not be required to advance such expenses to an agent who is a party to an action, suit or proceeding brought by the Company and approved by a majority of the Board of Directors which alleges willful misappropriation of corporate assets by such agent, disclosure of confidential information in violation of such agent's fiduciary or contractual obligations to the Company or any other willful and deliberate breach in bad faith of such agent's duty to the Company or its stockholders.

        The Bylaws further provide that its indemnification provisions shall be deemed to be a contract between the Company and each director who serves in such capacity at any time while the provisions are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The Board of Directors, in its discretion, shall have power to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was an officer or employee of the Company.

        The Bylaws also state that Section 145 of the GCL shall be interpreted as follows: an "other enterprise" shall be deemed to include an employee benefit plan, including without limitation, any plan of the Company which is governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time; the Company shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Company also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed "fines."

        The Company also maintains directors and officers liability insurance covering the costs of defense, settlement or payment of a judgment under certain circumstances.

ITEM 8.   EXHIBITS.

        See Exhibit Index appearing at page 6 below.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on December 10, 1998.

                                                SUMMA INDUSTRIES

                                                By:  /s/  Trygve M. Thoresen
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                                                     Trygve M. Thoresen,
                                                     Vice President,
                                                     General Counsel & Secretary

         Each person whose signature appears below constitutes and appoints James R. Swartwout and Trygve M. Thoresen his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, with full powers and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, each acting alone, or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                     Date
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/s/ James R. Swartwout           Chairman of the Board, President               December 10, 1998
-----------------------------    & Chief Financial Officer
James R. Swartwout               (Principal Executive and Financial Officer)


/s/ Coalson C. Morris            Director                                       December 10, 1998
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Coalson C. Morris


/s/ Michael L. Horst             Director                                       December 10, 1998
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Michael L. Horst


/s/ William R. Zimmerman         Director                                       December 10, 1998
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William R. Zimmerman


/s/ David McConaughy             Director                                       December 10, 1998
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David McConaughy


/s/ Byron C. Roth                Director                                       December 10, 1998
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Byron C. Roth


/s/ Josh T. Barnes               Director                                       December 10, 1998
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Josh T. Barnes


/s/ Paul A. Walbrun              Vice President & Controller                    December 10, 1998
----------------------------     (Principal Accounting Officer)
Paul A. Walbrun

                                  EXHIBIT INDEX


EXHIBIT
NUMBER         DESCRIPTION
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 4.1           Certificate of Incorporation of the Company(1)

 4.2           Bylaws of the Company(1)

 5.1           Opinion of Trygve M. Thoresen, Esq.

23.1           Consent of Arthur Andersen LLP

23.2           Consent of Trygve M. Thoresen, Esq. (included in Exhibit 5.1)

24.1           Power of Attorney (contained in signature page hereof)

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(1) Incorporated by reference from the appendices to the Company's definitive Proxy Statement on Schedule 14A, file no. 001-07755, for the Annual Meeting of Shareholders held on January 26, 1998.